EXHIBIT 99b
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Sussex Bancorp                                   Contact:  Candace Leatham
399 Route 23                                     Senior Vice President/Treasurer
Franklin, NJ  07416                              (973) 827-2914


FOR IMMEDIATE RELEASE
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                            SUSSEX BANCORP ANNOUNCES
                             SECOND QUARTER RESULTS
                                    AND STOCK
                                    DIVIDEND


     FRANKLIN, NEW JERSEY - July 18, 2002- Sussex Bancorp (AMEX:"SBB") announced today that for the quarter ended June 30, 2002, the Company earned net income of $331,000, an increase over net income of $240,000 for the second quarter of 2001. Basic earnings per share for the two periods were $0.20 and $0.15 respectively. Diluted earnings per share were $0.19 and $0.14 respectively or the two periods. Weighted average number of basic shares outstanding were 1,654,857 for 2002 and 1,645,443 for 2001. Weighted average number of diluted shares were1,729,920 for 2002 and 1,633,374 for 2001.

     The Company's net interest income increased to $1,825,000 for the quarter ended June 30, 2002 from $1,483,000 for the second quarter of 2001. The Company's interest expense decreased to $835,000 for the quarter ended June 30, 2002 from $1,483,000 for the second quarter of 2001,reflecting reduced market rates of interest. The Company's total deposits increased to $185.9 million at June 30, 2002 from $178.6 million at June 30, 2001. At June 30, 2002 the Company had total assets of $211.2 million, compared to total assets of $185.3 million at June 30, 2001. The loan loss provision for the second quarter was $75,000 compared with $63,000 for the same period last year.

     The Company also experienced substantial increases in non interest income over both the current quarter and year to date periods compared to 2001. The Company reported non interest income of $832,000 and $1,597,000 for the current three and six month periods, respectively, compared to non interest income of $345,000 and $594,000 for the three and six month periods ending June 30, 2001. The increase primarily reflects the Company's acquisition of Tri-State Insurance Agency, Inc in October, 2001. For the three and six month periods ending June 30, 2002, $434,000 and $862,000 of the non interest income represents commission income from Tri-State.

     For the six months ended June 30, 2002, the Company earned net income of $562,000, an increase of $112,000 from the $450,000 earned for the same period last year. Basic earnings per share for the six months ended were $0.34 And $0.28 for 2002 and 2001. Diluted earnings per share for the six months ended were $0.33 And $0.27 Weighted average basic shares were 1,656,788 and 1,631,521 .. Weighted average diluted shares were 1,730,683 and 1,649,512 .

     Sussex Bancorp also announced that its Board of Directors declared a $0.06 per share cash dividend payable on August 26, 2002 to shareholders of record as of August 5, 2002. This dividend is the third cash dividend paid in 2002, after cash dividends of $0.06 paid in March, 2002 and $0.06 paid in May, 2002

     Sussex Bancorp is the holding company for the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey and for Tri-State insurance, Inc, a full service insurance agency located in Augusta, New Jersey.